EXHIBIT 99.1
RALPH LAUREN REPORTS THIRD QUARTER FISCAL 2021 RESULTS
•Third Quarter Revenues Were $1.4 Billion Reflecting Continued Recovery from COVID-19-Related Impacts; Asia Exceeded Expectations with Mid-Teens Growth
•Global Digital Commerce Sales Increased More than 20%, with Double-Digit Growth Across All Regions with Continued Expansion in Profitability
•Stronger than Expected Gross and Operating Margins Driven by a 19% Increase in Average Unit Retail and Continued Expense Reductions
•Restructuring Actions on Track with Second Stage Focused on Realignment of Real Estate Footprint Across Corporate Offices, Retail Stores, and Distribution Centers
NEW YORK -- (BUSINESS WIRE) -- February 4, 2021 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of premium lifestyle products, today reported earnings per diluted share of $1.61 on a reported basis and $1.67 on an adjusted basis, excluding restructuring-related and other net charges and one-time tax events, for the third quarter of Fiscal 2021. This compared to earnings per diluted share of $4.41 on a reported basis and $2.86 on an adjusted basis, excluding restructuring-related and other net charges and one-time tax events, for the third quarter of Fiscal 2020.
"For more than 50 years we have stayed true to a set of values that define us – among them timelessness, quality, perseverance and optimism," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "And in this period of great challenge and change, it is these values that are enabling us to authentically and deeply connect with our consumers around the world."
"Despite the disruptions and uncertainty we faced throughout our third quarter, our teams continued to elevate our brands and effectively engage with consumers around the world – delivering better than expected gross and operating margins through the holiday period, and continuing to meaningfully improve our digital profitability," said Patrice Louvet, President and Chief Executive Officer. "We remain focused on emerging from this period in a position of strength as we invest in key areas like our digital transformation, while taking a disciplined approach with expenses and ensuring we have the right resources, footprint and brand portfolio to support future growth and value creation."
Key Achievements in Third Quarter Fiscal 2021
As we continued to navigate a volatile global retail environment, we delivered the following highlights across our strategic priorities in the third quarter of Fiscal 2021:
•Win Over a New Generation of Consumers
◦Elevated our brand and connected with consumers through high-impact marketing campaigns, driving accelerated growth in global brand awareness and purchase intent. Third quarter highlights included our 360º ‘Family is Who You Love’ holiday campaign emphasizing our core Ralph Lauren values, our livestream selling event on Singles Day, and our global Farfetch launch targeting Next Generation consumers
◦Continued to innovate digital brand experiences in the quarter through our Polo Pony logo scan – our first augmented reality launch on Snapchat, Holiday Bear Run livestream gaming event on Twitch, expanded Virtual Store Experiences and customized gift guides

◦Increased our marketing expense outlook to approximately 20% growth for the second half of Fiscal 2021, up from 10% previously, to support our brand-building activities
•Energize Core Products and Accelerate Under-Developed Categories
◦Third quarter average unit retail increased 19% to last year, with growth across all geographies led by strong double-digit growth in North America and Europe as we focused on brand elevation initiatives
◦Drove stronger performance in under-developed categories including outerwear and fleece, along with gifting assortments and core programs such as elevated and novelty sweaters, sports shirts and sport coats
•Drive Targeted Expansion in Our Regions and Channels
◦Continued sequential improvement in North America and Asia led by our digital channels; Asia outperformed our expectations with Chinese mainland sales increasing more than 40% to last year on a reported basis
◦Delivered strong acceleration in our Europe digital business on enhanced Connected Retail capabilities, partly mitigating challenges to our brick and mortar performance in the region due to further widespread disruptions from COVID-19
•Lead With Digital
◦Strong momentum in digital performance, with owned digital sales increasing double-digits in all regions including more than 70% growth in Europe and Asia. North America digital sales grew 10% despite ongoing brand elevation reset, with sales to domestic consumers up high-teens
◦Operating margins in our owned digital business expanded 900 basis points to last year and were accretive to total company margin rate, with similar improvement across all regions
•Operate With Discipline to Fuel Growth
◦Adjusted operating expenses decreased 11% to last year, driven by savings across compensation-related expenses, rent and occupancy and other expenses
◦Inventories declined 4% at the end of the quarter, reflecting continued efforts to ensure healthy inventory positions across geographies and channels
◦Successfully managed peak holiday period logistics despite industry-wide shipping constraints, supported by solid inventory and capacity planning and agility with over 99% on-time delivery rate for Christmas
Third Quarter Fiscal 2021 Income Statement Review
Net Revenue. In the third quarter of Fiscal 2021, revenue decreased by 18% to $1.4 billion on a reported basis and was down 20% in constant currency. Foreign currency favorably impacted revenue growth by approximately 170 basis points in the third quarter.
Revenue performance for the Company's reportable segments in the third quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the third quarter decreased 21% to $715 million. In retail, comparable store sales in North America were down 21%, with a 30% decrease in brick and mortar stores partly offset by a 9% increase in digital commerce. North America wholesale revenue decreased 22%.
•Europe Revenue. Europe revenue in the third quarter decreased 28% to $316 million on a reported basis and decreased 32% in constant currency. In retail, comparable store sales in Europe were down 38%, with a 51% decrease in brick and mortar stores partly offset by a 68% increase in digital commerce. Europe wholesale revenue decreased 17% on a reported basis and decreased 22% in constant currency.
•Asia Revenue. Asia revenue in the third quarter increased 14% to $330 million on a reported basis and 9% in constant currency. Comparable store sales in Asia increased 3%, with a 1% increase in our brick and mortar stores and a 54% increase in digital commerce.
Gross Profit. Gross profit for the third quarter of Fiscal 2021 was $930 million and gross margin was 64.9%. Adjusted gross margin was 65.4%, 320 basis points above the prior year on a reported basis and up 290 basis points in constant currency. Gross margin expansion was primarily driven by AUR growth across all regions as well as favorable channel and geographic mix shifts. An estimated 60 basis points of this quarter’s gross margin expansion was driven by unusual mix shifts due to COVID.
Operating Expenses. Operating expenses in the third quarter of Fiscal 2021 were $760 million on a reported basis. On an adjusted basis, operating expenses were $747 million, down 11% to last year, primarily driven by savings from compensation-related expenses, rent and occupancy and other discretionary expenses. Adjusted operating expense rate was 52.2%, compared to 48.2% in the prior year period.
Operating Income. Operating income for the third quarter of Fiscal 2021 was $170 million and operating margin was 11.9% on a reported basis. Adjusted operating income was $190 million and operating margin was 13.3%, 70 basis points below the prior year. Operating income for the Company’s reportable segments in the third quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the third quarter was $166 million on a reported basis and $180 million on an adjusted basis. Adjusted North America operating margin was 25.2%, up 390 basis points to last year.
•Europe Operating Income. Europe operating income in the third quarter was $54 million on a reported basis and $50 million on an adjusted basis. Adjusted Europe operating margin was 15.7%, down 990 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 30 basis points in the third quarter.
•Asia Operating Income. Asia operating income in the third quarter was $69 million on a reported basis and $70 million on an adjusted basis. Adjusted Asia operating margin was 21.1%, up 420 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 60 basis points in the third quarter.
Net Income and EPS. Net income in the third quarter of Fiscal 2021 was $120 million, or $1.61 per diluted share on a reported basis. On an adjusted basis, net income was $125 million, or $1.67 per diluted share. This compared to net income of $334 million, or $4.41 per diluted share on a reported basis, and net income of $217 million, or $2.86 per diluted share on an adjusted basis, for the third quarter of Fiscal 2020.

In the third quarter of Fiscal 2021, the Company had an effective tax rate of approximately 26% on a reported basis and 31% on an adjusted basis. This compared to an effective tax rate of approximately (45%) on a reported basis and 14% on an adjusted basis in the prior year period. The increase in our adjusted effective tax rate was primarily driven by the absence of favorable settlements of certain international income tax audits in the current fiscal period compared to the prior year and the unfavorable impact associated with changes in our pre-tax income (loss) mix by jurisdiction driven by significant COVID-19 business disruptions.
Balance Sheet and Cash Flow Review
The Company ended the third quarter of Fiscal 2021 with $2.8 billion in cash and investments and $1.6 billion in total debt, compared to $1.9 billion and $694 million, respectively, at the end of the third quarter of Fiscal 2020.
Inventory at the end of the third quarter of Fiscal 2021 was $866 million, down 4% compared to the prior year period.
Fiscal 2021 Strategic Realignment Plan Update
As previously announced, a strategic review has been underway to support future growth and profitability and to create a sustainable cost structure. The review process includes the evaluation of Ralph Lauren's: (i) team organizational structures and ways of working; (ii) real estate footprint and related costs across corporate offices, distribution centers, and direct-to-consumer retail and wholesale doors; and (iii) brand portfolio.
Previously announced actions related to the Fiscal 2021 Strategic Realignment Plan included a reduction of the Company's global workforce by the end of Fiscal 2021, transitioning the Chaps brand to a fully licensed business model and closing the Company's Polo store on Regent Street in London.
As part of this ongoing plan, today Ralph Lauren is announcing additional realignment actions related to its real estate footprint. These include:
•The Company plans to further right-size and consolidate its global corporate offices to better align with its current organizational profile and new ways of working.
•Following an extensive review of Ralph Lauren’s global retail presence, the Company successfully renegotiated lease terms across its store fleet, resulting in multi-year savings. In addition, the Company has identified up to 10 stores subject to potential closure through Fiscal 2022, pending ongoing negotiations. Combined with the successful lease negotiations completed year-to-date, the Company expects these savings to drive improved profitability in its existing fleet while continuing to expand into more productive new stores globally.
•The Company plans to complete the consolidation of its existing North America distribution centers in order to drive greater efficiencies, improve sustainability, and deliver a better consumer experience.
In connection with these collective realignment initiatives, including previously announced actions, the Company now expects to incur total estimated pre-tax charges of approximately $300 million to $350 million. When substantially completed by the end of Fiscal 2022, these combined actions are expected to result in gross annualized pre-tax expense savings of approximately $200 million to $240 million, a portion of which will be reinvested back into the business.

In addition to these actions, the Company expects to execute additional restructuring-related actions associated with its aforementioned initiatives in order to further support future growth and profitability.
Full Year Fiscal 2021 and Fourth Quarter Outlook
We continue to note the ongoing high level of uncertainty and evolving situation surrounding COVID-19 impacting the timing and path of recovery in each market, including the potential for further resurgences of the pandemic across various markets.
We expect our financial results for both the fourth quarter and full year Fiscal 2021 to continue to be adversely impacted by the pandemic and prolonged demand recovery.
For the fourth quarter, we expect revenues to decline approximately mid-to-high single digits to last year, a sequential improvement from the first three quarters of the fiscal year. This outlook reflects confirmed government-mandated lockdowns and other COVID-related restrictions across several of our key markets, notably in Europe and Japan. Our current outlook could be negatively impacted if government-mandated lockdowns or restrictions are extended or more severe measures are applied.
We anticipate gross margin expansion continuing through the fourth quarter, albeit at a more moderate rate compared to the first three quarters of the year, and operating expenses increasing in the low single-digit range from the prior year period. Excluding marketing investments, we expect operating expenses to decline low single-digits compared to last year.
We expect capital expenditures for Fiscal 2021 to be approximately $130 million to $140 million, compared to our outlook of $175 million to $200 million at the start of the year, based on our decision to postpone or reduce certain IT, store and infrastructure projects in the midst of COVID.
Based on our current outlook, we plan to reinstate the Company's quarterly dividend in the first half of Fiscal 2022.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, February 4th, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Third Quarter 2021 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, February 4, 2021 through 6:00 P.M. Eastern, Thursday, February 11, 2021 by dialing 402-220-6038 or 888-562-7244 and entering passcode 9477.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of premium lifestyle products in five categories: apparel, footwear & accessories, home, fragrances and hospitality. For more than 50 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children, Chaps and

Club Monaco, among others, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses, earnings, and citizenship and sustainability goals and are indicated by words or phrases such as "anticipate," "outlook," "estimate," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to certain risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including those resulting from our decision to significantly reduce our global workforce by the end of Fiscal 2021, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the COVID-19 pandemic, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our wholesale customers, licensing partners, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the impact to our business resulting from changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including business disruptions related to pandemic diseases such as COVID-19, civil and political unrest such as the recent protests in the U.S., and escalating diplomatic tensions between the U.S. and China; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to competitively price our products and create an acceptable value proposition for consumers; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to our business resulting from the imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China, as well as the trade agreement reached in December 2020 between the United Kingdom and the European Union, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; the impact to our business resulting from increases in the costs of raw materials, transportation, and labor, including wages, healthcare, and other benefit-related costs; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases such as COVID-19, severe weather, geological events, and other catastrophic events; changes in our tax obligations and effective tax rate due to a variety of other factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world, as well as from any terrorist action, retaliation, and the threat of further action or retaliation; the potential impact to the trading prices of our securities if our Class A common stock share repurchase activity and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to achieve our goals regarding environmental, social, and governance practices; our ability to make certain strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	December 26, 2020	March 28, 2020	December 28, 2019
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$2,621.5	$1,620.4	$1,079.9
Short-term investments	165.7	495.9	828.5
Accounts receivable, net of allowances	373.6	277.1	349.4
Inventories	866.0	736.2	904.6
Income tax receivable	75.1	84.8	32.3
Prepaid expenses and other current assets	174.5	160.8	254.2
Total current assets	4,276.4	3,375.2	3,448.9
Property and equipment, net	1,086.4	979.5	1,028.2
Operating lease right-of-use assets	1,339.6	1,511.6	1,573.4
Deferred tax assets	322.5	245.2	240.6
Goodwill	949.0	915.5	917.1
Intangible assets, net	126.0	141.0	146.2
Other non-current assets	72.3	111.9	91.5
Total assets	$8,172.2	$7,279.9	$7,445.9

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$—	$475.0	$—
Current portion of long-term debt	—	299.6	298.1
Accounts payable	335.0	246.8	267.6
Income tax payable	70.5	65.1	69.1
Current operating lease liabilities	296.1	288.4	287.5
Accrued expenses and other current liabilities	975.2	717.1	853.1
Total current liabilities	1,676.8	2,092.0	1,775.4
Long-term debt	1,631.9	396.4	396.3
Long-term operating lease liabilities	1,381.5	1,568.3	1,637.5
Income tax payable	118.7	132.7	132.7
Non-current liability for unrecognized tax benefits	91.4	88.9	70.6
Other non-current liabilities	579.9	308.5	316.9
Total liabilities	5,480.2	4,586.8	4,329.4
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,648.8	2,594.4	2,566.7
Retained earnings	5,947.0	5,994.0	6,292.8
Treasury stock, Class A, at cost	(5,814.5)	(5,778.4)	(5,625.7)
Accumulated other comprehensive loss	(90.6)	(118.2)	(118.6)
Total equity	2,692.0	2,693.1	3,116.5
Total liabilities and equity	$8,172.2	$7,279.9	$7,445.9

Net Cash & Investments(a)	$1,155.3	$945.3	$1,214.0
Cash & Investments(a)	2,787.2	2,116.3	1,908.4

(a) The Company's investments were all classified as short-term for all periods presented.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	December 26, 2020	December 28, 2019
	(millions, except per share data)
North America	$715.4	$910.6
Europe	315.6	437.8
Asia	329.6	289.6
Other non-reportable segments	72.2	112.7
Net revenues	1,432.8	1,750.7
Cost of goods sold	(502.4)	(661.6)
Gross profit	930.4	1,089.1
Selling, general, and administrative expenses	(747.5)	(843.3)
Impairment of assets	(2.6)	(14.4)
Restructuring and other charges	(9.9)	(7.0)
Total other operating expenses, net	(760.0)	(864.7)
Operating income	170.4	224.4
Interest expense	(12.2)	(4.2)
Interest income	2.4	7.3
Other income, net	1.6	2.9
Income before income taxes	162.2	230.4
Income tax benefit (provision)	(42.4)	103.7
Net income	$119.8	$334.1
Net income per common share:
Basic	$1.63	$4.47
Diluted	$1.61	$4.41
Weighted average common shares outstanding:
Basic	73.6	74.7
Diluted	74.6	75.8
Dividends declared per share	$—	$0.6875

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Nine Months Ended
	December 26, 2020	December 28, 2019
	(millions, except per share data)
North America	$1,423.4	$2,511.2
Europe	795.8	1,278.8
Asia	738.1	803.5
Other non-reportable segments	156.5	292.2
Net revenues	3,113.8	4,885.7
Cost of goods sold	(1,035.3)	(1,826.8)
Gross profit	2,078.5	3,058.9
Selling, general, and administrative expenses	(1,883.3)	(2,385.3)
Impairment of assets	(35.7)	(21.7)
Restructuring and other charges	(177.4)	(51.1)
Total other operating expenses, net	(2,096.4)	(2,458.1)
Operating income (loss)	(17.9)	600.8
Interest expense	(34.6)	(12.8)
Interest income	7.5	28.5
Other income (expense), net	5.5	(2.9)
Income (loss) before income taxes	(39.5)	613.6
Income tax benefit (provision)	(7.5)	19.7
Net income (loss)	$(47.0)	$633.3
Net income (loss) per common share:
Basic	$(0.64)	$8.28
Diluted	$(0.64)	$8.13
Weighted average common shares outstanding:
Basic	73.4	76.5
Diluted	73.4	77.9
Dividends declared per share	$—	$2.0625

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Nine Months Ended
	December 26, 2020	December 28, 2019
	(millions)
Cash flows from operating activities:
Net income (loss)	$(47.0)	$633.3
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization expense	185.5	201.0
Deferred income tax benefit	(101.8)	(155.7)
Non-cash stock-based compensation expense	54.4	72.9
Non-cash impairment of assets	35.7	21.7
Bad debt expense (benefit)	(20.3)	1.9
Other non-cash benefits	(2.7)	(0.3)
Changes in operating assets and liabilities:
Accounts receivable	(67.3)	46.9
Inventories	(92.0)	(89.0)
Prepaid expenses and other current assets	(0.2)	(30.4)
Accounts payable and accrued liabilities	346.9	56.3
Income tax receivables and payables	39.8	16.1
Deferred income	4.8	0.6
Other balance sheet changes	(1.2)	(27.3)
Net cash provided by operating activities	334.6	748.0
Cash flows from investing activities:
Capital expenditures	(80.8)	(216.0)
Purchases of investments	(512.3)	(890.1)
Proceeds from sales and maturities of investments	848.0	1,510.3
Acquisitions and ventures	(2.0)	0.9
Proceeds from sale of property	—	20.8
Settlement of net investment hedges	3.7	—
Net cash provided by investing activities	256.6	425.9
Cash flows from financing activities:
Repayments of borrowings on credit facilities	(475.0)	—
Proceeds from the issuance of long-term debt	1,241.9	—
Repayments of long-term debt	(300.0)	—
Payments of finance lease obligations	(8.6)	(10.6)
Payments of dividends	(49.8)	(153.2)
Repurchases of common stock, including shares surrendered for tax withholdings	(36.1)	(542.1)
Other financing activities	(8.7)	(0.9)
Net cash provided by (used in) financing activities	363.7	(706.8)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	46.8	(4.2)
Net increase in cash, cash equivalents, and restricted cash	1,001.7	462.9
Cash, cash equivalents, and restricted cash at beginning of period	1,629.8	626.5
Cash, cash equivalents, and restricted cash at end of period	$2,631.5	$1,089.4

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Nine Months Ended
	December 26, 2020	December 28, 2019	December 26, 2020	December 28, 2019
	(millions)
Net revenues:
North America	$715.4	$910.6	$1,423.4	$2,511.2
Europe	315.6	437.8	795.8	1,278.8
Asia	329.6	289.6	738.1	803.5
Other non-reportable segments	72.2	112.7	156.5	292.2
Total net revenues	$1,432.8	$1,750.7	$3,113.8	$4,885.7

Operating income (loss):
North America	$166.1	$193.1	$264.6	$535.6
Europe	54.1	111.9	120.8	331.9
Asia	69.4	46.6	120.6	135.6
Other non-reportable segments	21.5	29.5	37.6	85.2
	311.1	381.1	543.6	1,088.3
Unallocated corporate expenses	(130.8)	(149.7)	(384.1)	(436.4)
Unallocated restructuring and other charges	(9.9)	(7.0)	(177.4)	(51.1)
Total operating income (loss)	$170.4	$224.4	$(17.9)	$600.8

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	December 26, 2020
	Three Months Ended	Nine Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	9%	8%
Excluding digital commerce	(30%)	(47%)
Total North America	(21%)	(37%)

Europe:
Digital commerce	68%	49%
Excluding digital commerce	(51%)	(53%)
Total Europe	(38%)	(43%)

Asia:
Digital commerce	54%	52%
Excluding digital commerce	1%	(15%)
Total Asia	3%	(13%)

Total Ralph Lauren Corporation	(21%)	(34%)

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	December 26, 2020	December 28, 2019	As Reported	Constant Currency
	(millions)
North America	$715.4	$910.6	(21.4%)	(21.5%)
Europe	315.6	437.8	(27.9%)	(31.6%)
Asia	329.6	289.6	13.8%	8.8%
Other non-reportable segments	72.2	112.7	(36.0%)	(36.0%)
Net revenues	$1,432.8	$1,750.7	(18.2%)	(19.9%)

	Nine Months Ended		% Change
	December 26, 2020	December 28, 2019	As Reported	Constant Currency
	(millions)
North America	$1,423.4	$2,511.2	(43.3%)	(43.3%)
Europe	795.8	1,278.8	(37.8%)	(39.5%)
Asia	738.1	803.5	(8.1%)	(9.7%)
Other non-reportable segments	156.5	292.2	(46.4%)	(46.5%)
Net revenues	$3,113.8	$4,885.7	(36.3%)	(36.9%)

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	December 26, 2020					December 28, 2019
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$453.0	$165.9	$313.7	$30.0	$962.6	$575.0	$257.2	$274.1	$63.9	$1,170.2
Wholesale	262.4	149.7	15.9	5.4	433.4	335.6	180.6	15.5	2.9	534.6
Licensing	—	—	—	36.8	36.8	—	—	—	45.9	45.9
Net revenues	$715.4	$315.6	$329.6	$72.2	$1,432.8	$910.6	$437.8	$289.6	$112.7	$1,750.7

	Nine Months Ended
	December 26, 2020					December 28, 2019
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$910.3	$419.3	$699.5	$57.6	$2,086.7	$1,436.0	$714.3	$753.9	$158.8	$3,063.0
Wholesale	513.1	376.5	38.6	8.2	936.4	1,075.2	564.5	49.6	6.6	1,695.9
Licensing	—	—	—	90.7	90.7	—	—	—	126.8	126.8
Net revenues	$1,423.4	$795.8	$738.1	$156.5	$3,113.8	$2,511.2	$1,278.8	$803.5	$292.2	$4,885.7

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	December 26, 2020	December 28, 2019
North America
Ralph Lauren Stores	39	41
Polo Factory Stores	193	191
Total Directly Operated Stores	232	232
Concessions	2	2

Europe
Ralph Lauren Stores	32	30
Polo Factory Stores	64	64
Total Directly Operated Stores	96	94
Concessions	29	29

Asia
Ralph Lauren Stores	75	67
Polo Factory Stores	72	63
Total Directly Operated Stores	147	130
Concessions	625	620

Other
Club Monaco Stores	73	76
Club Monaco Concessions	4	4

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	146	138
Polo Factory Stores	329	318
Club Monaco Stores	73	76
Total Directly Operated Stores	548	532
Concessions	660	655

Global Licensed Stores
Total Licensed Stores	286	257

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	December 26, 2020
	As Reported	Total Adjustments(a)(b)	As Adjusted
	(millions, except per share data)
Net revenues	$1,432.8	$—	$1,432.8
Gross profit	930.4	7.0	937.4
Gross profit margin	64.9%		65.4%
Total other operating expenses, net	(760.0)	12.5	(747.5)
Operating expense margin	53.0%		52.2%
Operating income	170.4	19.5	189.9
Operating margin	11.9%		13.3%
Income before income taxes	162.2	19.5	181.7
Income tax provision	(42.4)	(14.6)	(57.0)
Effective tax rate	26.2%		31.3%
Net income	$119.8	$4.9	$124.7
Net income per diluted common share	$1.61		$1.67
Weighted average common shares outstanding - Diluted	74.6		74.6
SEGMENT INFORMATION - OPERATING INCOME:
North America	$166.1	$14.0	$180.1
Operating margin	23.2%		25.2%
Europe	54.1	(4.6)	49.5
Operating margin	17.1%		15.7%
Asia	69.4	0.1	69.5
Operating margin	21.1%		21.1%
Other non-reportable segments	21.5	(0.3)	21.2
Operating margin	29.8%		29.3%
Unallocated corporate expenses and restructuring & other charges	(140.7)	10.3	(130.4)
Total operating income	$170.4	$19.5	$189.9

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 26, 2020
	As Reported	Total Adjustments(a)(c)	As Adjusted
	(millions, except per share data)
Net revenues	$3,113.8	$—	$3,113.8
Gross profit	2,078.5	2.9	2,081.4
Gross profit margin	66.7%		66.8%
Total other operating expenses, net	(2,096.4)	181.7	(1,914.7)
Operating expense margin	67.3%		61.5%
Operating income (loss)	(17.9)	184.6	166.7
Operating margin	(0.6%)		5.4%
Income (loss) before income taxes	(39.5)	184.6	145.1
Income tax provision	(7.5)	(39.0)	(46.5)
Effective tax rate	(18.9%)		32.0%
Net income (loss)	$(47.0)	$145.6	$98.6
Net income (loss) per diluted common share	$(0.64)		$1.32
Weighted average common shares outstanding - Diluted	73.4		74.6
SEGMENT INFORMATION - OPERATING INCOME (LOSS):
North America	$264.6	$(6.6)	$258.0
Operating margin	18.6%		18.1%
Europe	120.8	10.9	131.7
Operating margin	15.2%		16.5%
Asia	120.6	2.7	123.3
Operating margin	16.3%		16.7%
Other non-reportable segments	37.6	(0.2)	37.4
Operating margin	24.0%		23.9%
Unallocated corporate expenses and restructuring & other charges	(561.5)	177.8	(383.7)
Total operating income (loss)	$(17.9)	$184.6	$166.7

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	December 28, 2019
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,750.7	$—	$1,750.7
Gross profit	1,089.1	—	1,089.1
Gross profit margin	62.2%		62.2%
Total other operating expenses, net	(864.7)	21.4	(843.3)
Operating expense margin	49.4%		48.2%
Operating income	224.4	21.4	245.8
Operating margin	12.8%		14.0%
Income before income taxes	230.4	21.4	251.8
Income tax benefit (provision)	103.7	(138.7)	(35.0)
Effective tax rate	(45.1)%		13.9%
Net income	$334.1	$(117.3)	$216.8
Net income per diluted common share	$4.41		$2.86
Weighted average common shares outstanding - Diluted	75.8		75.8
SEGMENT INFORMATION - OPERATING INCOME:
North America	$193.1	$0.4	$193.5
Operating margin	21.2%		21.3%
Europe	111.9	—	111.9
Operating margin	25.6%		25.6%
Asia	46.6	2.4	49.0
Operating margin	16.1%		16.9%
Other non-reportable segments	29.5	8.6	38.1
Operating margin	26.2%		33.8%
Unallocated corporate expenses and restructuring & other charges	(156.7)	10.0	(146.7)
Total operating income	$224.4	$21.4	$245.8

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Nine Months Ended
	December 28, 2019
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$4,885.7	$—	$4,885.7
Gross profit	3,058.9	1.0	3,059.9
Gross profit margin	62.6%		62.6%
Total other operating expenses, net	(2,458.1)	72.8	(2,385.3)
Operating expense margin	50.3%		48.8%
Operating income	600.8	73.8	674.6
Operating margin	12.3%		13.8%
Income before income taxes	613.6	73.8	687.4
Income tax benefit (provision)	19.7	(150.4)	(130.7)
Effective tax rate	(3.2%)		19.0%
Net income	$633.3	$(76.6)	$556.7
Net income per diluted common share	$8.13		$7.15
Weighted average common shares outstanding - Diluted	77.9		77.9
SEGMENT INFORMATION - OPERATING INCOME:
North America	$535.6	$0.4	$536.0
Operating margin	21.3%		21.3%
Europe	331.9	0.1	332.0
Operating margin	26.0%		26.0%
Asia	135.6	3.3	138.9
Operating margin	16.9%		17.3%
Other non-reportable segments	85.2	12.4	97.6
Operating margin	29.2%		33.4%
Unallocated corporate expenses and restructuring & other charges	(487.5)	57.6	(429.9)
Total operating income	$600.8	$73.8	$674.6

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for COVID-19-related bad debt expense (benefit) is recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for impairment-related charges are recorded within impairment of assets in the consolidated statements of operations. Adjustments for one-time income tax events are recorded within the income tax benefit (provision). Adjustments for all other charges are recorded within restructuring and other charges in the consolidated statements of operations.

(b)Adjustments for the three months ended December 26, 2020 include (i) charges of $18.5 million recorded in connection with the Company's restructuring activities, consisting of restructuring charges and impairment of assets; and (ii) other charges of $1.0 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired.

Our income tax provision for the three months ended December 26, 2020 reflected tax effects of the pre-tax charges described above, as well as incremental tax expense of $14.2 million related to international tax legislation enacted in connection with the European Union’s anti-tax avoidance directive and $6.7 million primarily due to a decrease in a net operating loss carryback under the CARES Act, partially offset by an income tax benefit of $9.1 million primarily related to a change in the valuation allowance provided against domestic losses attributable to significant COVID-19 business disruptions. Additionally, our adjustments during the three months ended December 26, 2020 also reflect incremental tax expense of $23.4 million as a result of computing our adjusted income tax provision using the discrete method, which allows companies to calculate its tax provision based upon the actual effective tax rate for the current fiscal period, as opposed to applying an estimated annual effective tax rate. We believe this approach results in a better representation of our income tax provision for the current fiscal period as our estimated annual effective tax rate would not provide a reliable estimate as it is subject to significant volatility due to the range of potential impacts and resulting uncertainties related to the global COVID-19 pandemic.

(c)Adjustments for the nine months ended December 26, 2020 include (i) charges of $204.3 million recorded in connection with the Company's restructuring activities, primarily consisting of restructuring charges, impairment of assets, and inventory-related charges; (ii) benefit of $31.4 related to COVID-19-related bad debt reserve adjustments; (iii) additional impairment of assets of $8.8 million primarily related to a certain previously exited real estate location for which the related lease agreement has not yet expired; (iv) other charges of $8.3 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; and (v) benefit of $5.4 million related to COVID-19-related inventory adjustments.

Our income tax provision for the nine months ended December 26, 2020 reflected tax effects of the pre-tax charges described above, as well as incremental tax expense of $16.1 million primarily related to a valuation allowance provided against domestic losses attributable to significant COVID-19 business disruptions and $14.2 million related to international tax legislation enacted in connection with the European Union’s anti-tax avoidance directive, partially offset by an income tax benefit of $24.4 million primarily due to a net operating loss carryback under the CARES Act. Additionally, our adjustments during the nine months ended December 26, 2020 also reflect incremental tax expense of $11.8 million as a result of computing our adjusted income tax provision using the discrete method, which allows companies to calculate its tax provision based upon the actual effective tax rate for the current fiscal period, as opposed to applying an estimated annual effective tax rate (as previously discussed).

(d)Adjustments for the three months ended December 28, 2019 include (i) charges of $7.0 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges and impairment of assets; (ii) additional impairment of assets of $11.4 million related to underperforming stores as a result of on-

going store portfolio evaluation; and (iii) other charges of $3.0 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a one-time benefit of $134.1 million recorded in connection with Swiss tax reform.

(e)Adjustments for the nine months ended December 28, 2019 include (i) charges of $31.6 million recorded in connection with the Company's restructuring plans, consisting of restructuring charges, impairment of assets, inventory-related charges, and accelerated stock-based compensation expense; (ii) additional impairment of assets of $15.2 million related to underperforming stores as a result of on-going store portfolio evaluation; and (iii) other charges of $27.0 million primarily related to the charitable donation of the net cash proceeds received from the sale of the Company's corporate jet, and rent and occupancy costs associated with previously exited real estate locations for which the related lease agreements have not yet expired. Additionally, the income tax benefit (provision) reflects a one-time benefit of $134.1 million recorded in connection with Swiss tax reform.

NON-U.S. GAAP FINANCIAL MEASURES
Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
SOURCE: Ralph Lauren Corporation

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